Exhibit 99.1

Important Notice of Blackout Period to

Directors and Executive Officers of General Dynamics Corporation

Beginning After 4 p.m. Eastern time on December 27, 2012 and expected to end the week of December 30, 2012 (but no earlier than January 2, 2013)

General Dynamics Corporation (the “Company”) intends to implement certain administrative changes to the Company’s 401(k) plans, namely, the General Dynamics Corporation Savings and Stock Investment Plan (Plan 3.0), the General Dynamics Corporation Savings and Stock Investment Plan (Plan 4.5), the General Dynamics Corporation Savings and Stock Investment Plan (Plan 5.0), the General Dynamics Corporation Savings and Stock Investment Plan for Represented Employees, and the General Dynamics Corporation Supplemental Savings and Stock Investment Plan (collectively the “Plans”). The administrative changes include changing the recordkeeper and benefit administration service provider from Aon Hewitt to Fidelity Workplace Services LLC (“Fidelity”), changing the trustee from The Northern Trust Company to Fidelity Management Trust Company (an affiliate of Fidelity), changing the platform and offering additional investment options. These changes will require that a “blackout period” be imposed on participants under the Plans (the “Blackout Period”). During the Blackout Period all participants under the Plans will be prevented from engaging in certain account transactions such as directing or diversifying investments in individual accounts, obtaining a loan, or obtaining a distribution.

Under the Sarbanes-Oxley Act of 2002 and Section 104 of Regulation BTR promulgated pursuant to the Securities Exchange Act of 1934, as amended, you, as directors and executive officers of the Company are generally prohibited from engaging in transactions involving General Dynamics Corporation’s equity securities (including options and other derivatives based on General Dynamics Corporation stock) while participants in the Plans are subject to this Blackout Period, regardless of whether you participate in any of the Plans. The restrictions on trading during the Blackout Period are in addition to the Company’s Insider Trading Policy (and associated regularly scheduled blackout periods) that restrict your ability to trade in Company stock.

Duration of the Blackout Period

The Blackout Period will begin after 4 p.m. Eastern time on December 27, 2012. The Blackout Period is expected to end the week of December 30, 2012 (but no earlier than January 2, 2013). We have the right to extend the Blackout Period if we need additional time to complete the administrative changes to the Plans although we do not anticipate that will be necessary. We will notify you and the participants if that occurs. You can determine whether the Blackout Period has begun or ended by calling the General Dynamics Service Center at 1-888-GD-Benefits (1-888-432-3633) and following the 401(k) prompts.

Prohibited Transactions

During the Blackout Period, you are generally prohibited from directly or indirectly, purchasing, selling or otherwise acquiring or transferring any “equity security” of the Company. Prohibited transactions include, but are not limited to, open market purchases and sales of equity and derivative securities, including stock option exercises and sales of restricted stock. The trading restrictions also apply to members of your immediate family who share your household and any entities that you may be deemed to, directly or indirectly, share beneficial ownership with (such as a trust, family partnership or similar entity).

Certain transactions are exempt from the Blackout Period trading prohibition, including:

•	Bona fide gifts;

•	Transfers by will or the laws of descent and distribution; and

•	Sales of Company common stock that was not acquired in connection with your service or employment as a director or officer (which you must be able to prove).

If you have any questions about whether a particular transaction may be exempt, please call 703-876-3482.

Securities Covered by the Blackout Period

The Blackout Period trading prohibition covers equity and derivative securities you acquired or may acquire “in connection with service as a director or employment as an executive officer.” This includes, among other things, securities you acquired under a compensatory plan or contract (such as a stock option or a restricted stock award) as a director or executive officer, or securities you acquired as a direct or indirect inducement to service as a director or to employment as an executive officer.

Equity and derivative securities acquired outside of your service as a director or executive officer (such as shares you acquired when employed by the Company before you were an executive officer) are not covered. If you hold both covered securities and non-covered securities, however, any sale or other transfer of securities by you during the Blackout Period will be treated as a transaction involving covered securities, unless you can identify the source of the sold securities and demonstrate that you use the same identification for all related purposes (such as tax reporting and disclosure requirements).

Penalties

If you (or any related person covered by the Blackout Period) engage in a transaction that violates these rules, the profits from the transaction will be recoverable in a lawsuit by the Company or one of its shareholders. You are also subject to civil and criminal penalties.

THE RULES ARE COMPLEX AND THE CRIMINAL AND CIVIL PENALTIES THAT COULD BE IMPOSED UPON DIRECTORS AND EXECUTIVE OFFICERS WHO VIOLATE THEM COULD BE SEVERE.